Exhibit 31.3

Independent Accountant’s Report

Lehman ABS Corporation, as Depositor

1271 Avenue of the Americas, 35th Floor

New York, New York 10020

U.S. Bank Trust National Association, as Trustee

Corporate Trust Department

100 Wall Street

New York, NY 10005

Re:   Corporate Backed Trust Certificates, Boeing Securities-Backed Series

         2003-16 Trust (the “Trust”)

Ladies and Gentlemen:

We have examined assertions of Lehman ABS Corporation (the “Depositor”) and U.S. Bank National Association, (the “Trustee” and, together with the Depositor, the “Management”) that the Depositor and the Trustee have complied, in all material respects, with the provisions of the Standard Terms for Trust Agreements dated as of January 16, 2001, as supplemented by a series supplement dated as of October 28, 2003 (together, the “Trust Agreement”) in respect of the Corporate Backed Trust Certificates, Boeing Securities-Backed Series 2003-16 Trust (the “Trust”), during the period covered by the annual report on Form 10-K filed by the Depositor on behalf of the Trust for the year ended December 31, 2010 (the “Annual Report”). Management is responsible for compliance with the Trust Agreement. Our responsibility is to express an opinion on Management’s assertions based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Depositor’s and the Trustee’s compliance with the Trust Agreement and performing such other procedures as considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

The Depositor is a wholly-owned indirect subsidiary of Lehman Brothers Holdings Inc., which filed a voluntary petition for relief under Chapter 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York on September 15, 2008. Also, The Trust assets are held by the Trustee through an account at the Depository Trust Company. No liens, encumbrances, or adverse interests have been placed upon the assets of the Trust.

ASTON BELL, CPA

In our opinion, the Depositor and the Trustee have complied, in all material respects, with the Trust Agreement during the period covered by the Annual Report and Management’s assertions with respect to such compliance are fairly stated, in all material respects, for the year ended December 31, 2010.

/s/ Aston Bell, CPA

New York, New York

March 25, 2011

ASTON BELL, CPA

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